Exhibit 99.1

KROGER REPORTS RECORD SECOND QUARTER RESULTS

Identical Supermarket Sales Rose 9.7% with Fuel and 4.7% without Fuel

CINCINNATI, Ohio, September 16, 2008 – The Kroger Co. (NYSE: KR) today reported total sales of $18.1 billion for the second quarter ended August 16, 2008, an increase of 11.9% over the same period last year.  Identical supermarket sales increased 9.7% with fuel and 4.7% without fuel compared with the same quarter last year.

Net earnings in the second quarter totaled $276.5 million, or $0.42 per diluted share.  Net earnings in the same period last year were $267.3 million, or $0.38 per diluted share.

“Kroger’s second quarter results were strong.  Our Customer 1st strategy allows us to create value for our shareholders and deliver a value proposition that serves our customers,” said David B. Dillon, Kroger chairman and chief executive officer.  “We continue to generate cash flow to sustain our strong capital program and reduce outstanding shares.  At the same time, we are investing in improving our customers’ overall shopping experience.  Our ability to balance these objectives is fundamental to our success, particularly in today’s challenging economic environment.”

FIFO Gross Margin

Including Kroger’s retail fuel operations, FIFO gross margin (Table 1) was 22.31% of sales, a decline of 163 basis points compared to the second quarter last year.  Excluding retail fuel operations, FIFO gross margin declined 51 basis points.

LIFO

The Company recorded a $46.2 million LIFO charge during the quarter, an increase of $6.5 million over the prior year.  Excluding retail fuel sales, the LIFO charge increased 3 basis points as a rate of sales compared to the prior year.

Operating, General & Administrative (OG&A) Costs

Including Kroger’s retail fuel operations, OG&A costs were 16.37% of sales, a decline of 114 basis points compared to the second quarter last year.  Excluding retail fuel operations, OG&A decreased 28 basis points.  The prior year OG&A rate included pre-opening and transition costs associated with the Scott’s and Farmer Jack acquisitions.  The current year rate benefited from the absence of these costs.  The current year rate also benefited from strong sales leverage and lower incentive compensation, which offset inflationary pressures in several areas, including credit card fees, utilities, and store supplies.

Rent and Depreciation

Including Kroger’s retail fuel operations, rent and depreciation expense were 2.65% of sales, a decrease of 20 basis points compared to the second quarter last year.  Excluding retail fuel operations, rent and depreciation expense declined 6 basis points as a rate of sales.

Capital Investment

Capital investment, excluding acquisitions, totaled $478.1 million for the second quarter, compared with $480.9 million in the prior year.  Capital projects during the second quarter included 9 new, expanded, or relocated stores and 51 remodels.  The Company is on track to open, expand or relocate 70 to 80 stores and complete between 175 and 200 store remodels during fiscal 2008.

Free Cash Flow

The Company manages its use of free cash flow to maintain a leverage ratio that supports its solid investment grade rating.  On a rolling four-quarters basis, Kroger’s net total debt (Table 5) to EBITDA ratio was 1.90, compared with 1.81 during the same period last year.  Total debt was $7.6 billion, an increase of $1.0 billion from a year ago. Total debt decreased $176.2 million from the first quarter of fiscal 2008.

During the quarter, Kroger repurchased 5.6 million shares of stock at an average price of $28.14 per share for a total investment of $157.7 million.  At the end of the second quarter, approximately $540.9 million remained under the $1 billion stock repurchase program announced in January 2008.

Fiscal 2008 Year-to-Date Results

During the first two quarters of fiscal 2008, total sales increased 11.7% to $41.2 billion.  For the same period, identical supermarket sales, excluding fuel, increased 5.3%.

The Company’s operating margin for the first two quarters of fiscal 2008 decreased 14 basis points.  Excluding fuel and charges for labor unrest in the first quarter of 2007, Kroger’s operating margin for the first two quarters of fiscal 2008 decreased 8 basis points, of which 6 basis points is a result of the higher LIFO charge.  For fiscal year 2008, the Company expects a flat to slightly improved operating margin.

Net earnings for the first two quarters of fiscal 2008 were $662.5 million, or $1.00 per diluted share.  Net earnings for the same period last year were $603.8 million, or $0.85 per diluted share.

“Our year-to-date performance demonstrates Kroger’s ability to deliver sustainable results today while we continue to invest for the future,” said Mr. Dillon.  “We know market conditions will continue to be a challenge and we believe our strategy works well in good times and bad.  Kroger’s team and our overall strategy clearly stand out in the current environment.”

Fiscal Year 2008 Guidance – Before Effect of Hurricane Ike

Based on Kroger’s year-to-date results and management’s outlook for the remainder of the fiscal year, the Company raised the low end of its range for annual identical sales guidance to 4.5%.  Kroger now expects identical sales growth of 4.5% to 5.5%, excluding fuel, for fiscal 2008.

The Company confirmed its fiscal 2008 earnings guidance of $1.85 to $1.90 per diluted share.  This range reflects 9% to 12% growth over fiscal 2007 earnings of $1.69 per diluted share.  Kroger expects that its full-year earnings per share growth will be driven by a combination of strong identical sales, a flat to slightly improved operating margin, excluding fuel, and fewer shares outstanding.  Kroger’s dividend yield of more than 1% further enhances shareholder return.

For the second half of fiscal 2008, Kroger expects solid results from its core grocery operations.  As stated in previous guidance, the Company anticipates that its lowest year-over-year earnings per share growth rate will occur in the third quarter.  Third quarter results in fiscal 2007 included a $40 million tax benefit that was somewhat offset by low fuel margins and incremental investments in Kroger’s Customer 1st strategy, resulting in a net benefit of approximately $0.02 to $0.03 per diluted share.  As a result, the Company anticipates its third quarter 2008 earnings per share results will range from slightly below to slightly above prior year results.  After adjusting for the prior year net benefit, this would represent an increase in this year’s expected third quarter earnings per share.

As stated in previous guidance, Kroger expects its fourth quarter earnings per share growth rate will be higher than its annual growth rate.

The Company’s expectations for the second half of 2008 exclude any impact from Hurricane Ike.  The hurricane and its remnants affected Kroger operations in Texas and several inland states particularly Indiana, Kentucky and Ohio.  The financial impact of the hurricane will not be significant enough to cause Kroger to alter its strategy.  The final result of the damage and disruption from the storm could affect much of the guidance contained in this release.  A more detailed description of the potential impact on Kroger’s guidance is included in the 8-K the Company filed today.

“Associates in every area of our business are focused on executing our Customer 1st strategy to meet the changing needs of today’s shoppers.  As a Company, we are committed to delivering the results we have forecasted for the year,” Mr. Dillon said.

Kroger, one of the nation’s largest retail grocery chains, is honored to celebrate its 125th anniversary in 2008.  The Company’s more than 320,000 associates serve customers in 2,476 supermarkets and multi-department stores in 31 states under two dozen local banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, Fry’s, King Soopers, Smith’s, Dillons, QFC and City Market.  Kroger associates also serve customers in 779 convenience stores, 393 fine jewelry stores and 737 supermarket fuel centers the

Company operates.  The Company also operates 41 food processing plants in the U.S.  Headquartered in Cincinnati, Ohio, Kroger focuses its charitable efforts on supporting hunger relief, health and wellness initiatives, and local schools and grassroots organizations in the communities it serves.  For more information about the Company, please visit our web site at www.kroger.com.

# # #

This press release contains certain forward-looking statements about the future performance of the Company.  These statements are based on management’s assumptions and beliefs in light of the information currently available to it.  Such statements are indicated by words such as “anticipates,” “on track” and “expects.”  Increased competition, weather, including Hurricane Ike, and economic conditions, interest rates, goodwill impairment, the success of programs designed to increase our identical supermarket sales without fuel, and labor disputes, particularly as the Company seeks to manage increases in health care and pension costs, could materially affect our expected identical supermarket sales growth, earnings per share, and earnings per share growth.  These same factors could affect the extent to which we are successful in generating free cash flow to maintain a leverage ratio that supports a solid investment grade rating.  Earnings per share and earnings per share growth also will be affected by the number of shares outstanding, our success in reducing the number of shares outstanding, and volatility in the Company’s fuel margins.  The number of store projects that we complete could vary from our expectations if we are unsuccessful in acquiring suitable sites for new stores or store projects are not completed in the time frame expected due to weather, including Hurricane Ike.  These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially.  We assume no obligation to update the information contained herein.  Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live via the Internet at 10 a.m. (ET) on September 16, 2008 at www.kroger.com and www.streetevents.com.  An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) today through September 26, 2008.

# # #

Kroger Contacts:

Media:	Meghan Glynn (513) 762-1304
Investors:	Carin Fike (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	SECOND QUARTER				YEAR-TO-DATE
	2008		2007		2008		2007

SALES	$18,053.0	100.00%	$16,139.0	100.00%	$41,160.3	100.00%	$36,864.6	100.00%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	14,072.0	77.95	12,314.7	76.30	31,923.6	77.56	28,148.6	76.36
OPERATING, GENERAL AND ADMINISTRATIVE (a)	2,955.8	16.37	2,827.2	17.52	6,807.1	16.54	6,435.8	17.46
RENT	150.8	0.84	149.2	0.92	357.7	0.87	338.3	0.92
DEPRECIATION	327.5	1.81	310.8	1.93	759.9	1.85	714.6	1.94

OPERATING PROFIT	546.9	3.03	537.1	3.33	1,312.0	3.19	1,227.3	3.33

INTEREST	111.6	0.62	104.3	0.65	263.9	0.64	250.7	0.68

EARNINGS BEFORE TAX EXPENSE	435.3	2.41	432.8	2.68	1,048.1	2.55	976.6	2.65

TAX EXPENSE	158.8	0.88	165.5	1.03	385.6	0.94	372.8	1.01

NET EARNINGS	$276.5	1.53%	$267.3	1.66%	$662.5	1.61%	$603.8	1.64%

NET EARNINGS PER BASIC COMMON SHARE	$0.42		$0.38		$1.01		$0.86

SHARES USED IN BASIC CALCULATION	651.3		701.9		654.7		704.2

NET EARNINGS PER DILUTED COMMON SHARE	$0.42		$0.38		$1.00		$0.85

SHARES USED IN DILUTED CALCULATION	659.2		709.1		662.1		712.5

Note:  Certain prior-year amounts have been reclassified to conform to current-year presentation.  Certain per share amounts and percentages may not sum due to rounding.

Note:  The Company defines FIFO gross margin as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.  This measure is included to reflect trends in current cost of product.

(a)          Merchandise costs and operating, general and administrative expenses exclude depreciation expense and rent expense which are included in separate expense lines.

(b)         LIFO charges of $46.2 and $39.7 were recorded in the second quarter of 2008 and 2007, respectively.  For the year-to-date period, LIFO charges of $86.2 and $60.0 were recorded for 2008 and 2007, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	August 16,	August 18,
	2008	2007

ASSETS
Current Assets
Cash	$171.3	$133.8
Cash - Temporary investments (a)	98.4	30.4
Store deposits in-transit	661.7	564.0
Receivables	770.3	679.5
Inventories	4,729.9	4,577.4
Prepaid and other current assets	272.3	254.7

Total current assets	6,703.9	6,239.8

Property, plant and equipment, net	12,825.3	12,120.6
Goodwill, net	2,245.9	2,143.2
Other assets	524.9	557.0

Total Assets	$22,300.0	$21,060.6

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt, at face value, including capital leases and lease-financing obligations	$731.2	$1,202.3
Accounts payable	3,979.2	3,833.8
Accrued salaries and wages	763.6	755.9
Deferred income taxes	238.6	170.4
Other current liabilities	2,159.3	2,059.0

Total current liabilities	7,871.9	8,021.4

Long-term debt including capital leases and lease- financing obligations
Long-term debt, at face value, including capital leases and lease-financing obligations	6,860.8	5,452.8
Adjustment to reflect fair value interest rate hedges	33.7	18.9
Long-term debt including capital leases and lease-financing obligations	6,894.5	5,471.7

Deferred income taxes	475.3	297.0
Other long-term liabilities	1,812.9	2,306.1

Total Liabilities	17,054.6	16,096.2

Minority interests	100.0	—

Shareowners’ equity	5,145.4	4,964.4

Total Liabilities and Shareowners’ Equity	$22,300.0	$21,060.6

Total common shares outstanding at end of period	650.9	687.8
Total diluted shares year-to-date	662.1	712.5

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

(a) Cash - Temporary investments represent Euros held to settle Euro - denominated contracts, and escrow deposits.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$662.5	$603.8
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	759.9	714.6
LIFO charge	86.2	60.0
Stock-based employee compensation	47.9	48.1
Expense for Company-sponsored pension plans	16.3	33.1
Deferred income taxes	106.0	(13.0)
Other	16.8	23.6
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Store deposits in-transit	14.1	50.0
Receivables	16.3	90.1
Inventories	40.0	(10.9)
Prepaid expenses	282.9	303.2
Accounts payable	19.7	26.0
Accrued expenses	(2.5)	(54.2)
Income taxes receivable (payable)	49.8	305.5
Contribution to Company-sponsored pension plan	(0.3)	(50.2)
Other long-term liabilities	10.5	25.1

Net cash provided by operating activities	2,126.1	2,154.8

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for capital expenditures	(1,053.0)	(1,074.6)
Payments for acquisitions	(79.5)	(85.5)
Proceeds from sale of assets	48.5	22.8
Other	—	(32.3)

Net cash used by investing activities	(1,084.0)	(1,169.6)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from lease-financing transactions	2.6	3.2
Proceeds from issuance of long-term debt	775.0	300.0
Payments for long-term debt	(987.4)	(534.0)
Payments on bank revolver	(287.9)	(152.1)
Dividends paid	(108.9)	(99.1)
Excess tax benefits on stock-based awards	8.6	30.5
Proceeds from issuance of common stock	157.3	151.0
Treasury stock purchases	(538.9)	(710.2)
Increase (decrease) in book overdrafts	(92.2)	4.1
Other	(7.2)	(3.7)

Net cash used by financing activities	(1,079.0)	(1,010.3)

NET DECREASE IN CASH	(36.9)	(25.1)

CASH FROM CONSOLIDATED VIE	65.0	—

CASH AT BEGINNING OF YEAR	241.6	189.3
CASH AT END OF QUARTER	$269.7	$164.2

Reconciliation of capital expenditures
Payments for capital expenditures	$(1,053.0)	$(1,074.6)
Changes in construction-in-progress payables	(61.9)	37.9
Total capital expenditures	$(1,114.9)	$(1,036.7)

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$294.4	$245.5
Cash paid during the year for income taxes	$282.6	$26.1

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical and comparable supermarket sales are industry-specific measures and it is important to review them in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical or comparable sales differently than Kroger does, limiting the comparability of these measures.

IDENTICAL SUPERMARKET SALES (a)

	SECOND QUARTER
	2008	2007

INCLUDING FUEL CENTERS	$15,748.6	$14,361.5
EXCLUDING FUEL CENTERS	$13,678.5	$13,067.4

INCLUDING FUEL CENTERS	9.7%	5.8%
EXCLUDING FUEL CENTERS	4.7%	5.1%

COMPARABLE SUPERMARKET SALES (b)

	SECOND QUARTER
	2008	2007

INCLUDING FUEL CENTERS	$16,361.0	$14,858.6
EXCLUDING FUEL CENTERS	$14,174.0	$13,509.9

INCLUDING FUEL CENTERS	10.1%	6.1%
EXCLUDING FUEL CENTERS	4.9%	5.3%

(a)          Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

(b)         Kroger defines a supermarket as comparable when it has been open for five full quarters, including expansions and relocations.

OTHER INFORMATION

Note: Fuel sales have a very low FIFO gross margin rate, OG&A rate, and operating margin rate, as compared to corresponding rates on non-fuel sales. As a result, the Company discloses such rates excluding the effect of retail fuel operations.

Table 5.  Reconciliation of Total Debt to Net Total Debt

(in millions)

(unaudited)

Net total debt should not be considered an alternative to any GAAP measure of performance or liquidity.  Management believes net total debt is an important measure of liquidity, and a primary component of measuring compliance with the financial covenants under the Company’s credit facility.  Net total debt should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the second quarter of 2008 to the balances in the second quarter of 2007 and the fourth quarter of 1999.

	August 16,	August 18,		January 29,
	2008	2007	Change	2000	Change

Current portion of long-term debt, at face value, including capital leases and lease-financing obligations	$731.2	$1,202.3	$(471.1)	$591.5	$139.7
Long-term debt, at face value, including capital leases and lease-financing obligations	6,860.8	5,452.8	1,408.0	8,422.5	(1,561.7)
Adjustment to reflect fair value interest rate hedges	33.7	18.9	14.8	—	33.7

Total debt	$7,625.7	$6,674.0	$951.7	$9,014.0	$(1,388.3)

Temporary cash investments	(98.4)	(30.4)	(68.0)	—	(98.4)
Investments in debt securities	—	—	—	(68.8)	68.8
Prepaid employee benefits	—	—	—	(200.0)	200.0

Net total debt	$7,527.3	$6,643.6	$883.7	$8,745.2	$(1,217.9)